Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Massimo Group

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Rule 457(c) and Rule 457(h)	2,000,000	$2.17	(2)	$4,340,000.00	0.00015310	$664.45
Equity	Common Stock	Rule 457(c) and Rule 457(h)	2,000,000	-	(3)	-		-

Total Offering Amounts						$4,340,000.00		664.45
Total Fee Offsets								—
Net Fee Due								$664.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock (“Common Stock”) of Massimo Group (the “Registrant”) that become issuable under the Registrant’s 2024 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act based upon the average of the high and low prices reported on The Nasdaq Capital Market per share of our Common Stock on June 25, 2025.

(3)	Shares of common stock issuable pursuant to Massimo Group 2024 Equity Incentive Plan have been previously registered on registration statement on Form S-8, as amended (File Nos. 333-278831) (the “Prior Registration Statement”). As described in more detail in the Explanatory Note, pursuant to Rule 429 under the Securities Act this Registration Statement is deemed to be a post-effective amendment to the Prior Registration Statement.